[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY FAMILYMEDS GROUP, INC. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]
SUPPLY AGREEMENT

This Supply Agreement dated this _____ day of _________________, 2007, between Familymeds Group, Inc. (hereinafter, known as "Customer") and McKesson Corporation ("McKesson") shall be to establish a multi-year program for the supply of prescription drugs and other health and beauty care products by McKesson to retail pharmacies owned or operated by Customer (referred to herein as "Pharmacies" or "Stores"). The parties hereto agree as follows:

1.	MERCHANDISE

A.
For purposes hereof, "Merchandise" shall comprise all items normally stocked by McKesson Drug Distribution Centers servicing the 48 contiguous states, including prescription drugs, OTC drugs, health and beauty aids and sundries. McKesson reserves the right at all times to determine what Merchandise it will stock and/or sell or discontinue from inventory based upon product quality, manufacturer indemnity, insurance, and other policies and standards determined by it, and in the event McKesson deletes from its available inventory items of Merchandise, Customer shall have the right to purchase such products from any other source of its choosing. This Agreement shall not apply to products sold to Customer by McKesson subsidiaries, divisions, or other business operations other than McKesson's pharmaceutical distribution centers.

B.
Customer may from time to time request that certain private label and other products (collectively, "Additional Products") be stocked by McKesson to satisfy Customer's reasonable needs. Such request shall be in writing and shall be accompanied by a utilization estimate of such Additional Products. The stocking of any such Additional Products shall be at the sole option of McKesson and if agreed to by McKesson, shall be subject to any minimum purchase or other commercial terms of sale established by McKesson and any additional inventory-related considerations deemed relevant by McKesson. All manufacturers of such Additional Products must offer industry standard trade terms and must meet McKesson's standard indemnification, insurance and other requirements to become an approved vendor.

2.	TERM

The term of this Agreement shall be for the three (3) year period commencing on
December 28, 2006, and during such period Customer agrees to designate McKesson as its primary supplier of Merchandise and to purchase from McKesson substantially all of the requirements of its retail Pharmacies for Merchandise and other items covered hereunder. Each twelve month period ending on December 27 during the term of this
Agreement shall constitute a “Contract Year”.

3.	ORDERING AND DELIVERY

A.	Prescription products will be delivered to Customer's Pharmacies up to five (5) times per week. Orders transmitted by 6:00 p.m. local time Sunday through Thursday will be delivered the next day.

B.
In the event that the primary distribution center servicing the Customer is temporarily out of stock of any prescription items, such distribution center will utilize McKesson's National Distribution Network to make those items available for Store order within 72 hours, at Customer's expense. If the item is not available within the McKesson network, it will be drop-shipped from the vendor if stock is available.

C.
Notwithstanding anything to the contrary herein, McKesson shall not be obligated either to source or ship any Merchandise from a McKesson pharmaceutical distribution center that is not the primary distribution center servicing Customer or to facilitate any drop shipment if, in either case, any such shipment or sourcing is prohibited by any law, regulation or governmental requirement or would require that McKesson make additional expenditures in order to comply with any law, regulation or governmental requirement regarding, or otherwise affecting, such shipment or sourcing.

4.	PAYMENT TERMS

A.	The payment terms for the Merchandise covered by this Agreement are as follows:

Seven (7) Day Payment Terms

Payment for Merchandise delivered to Customer’s retail Pharmacies shall be paid by Customer as follows: Invoices are due and payable within seven days from invoice date via EFT or ACH.

B.
For purposes of this Agreement, "due and payable" means that Customer shall make any payments due hereunder on such earlier date as shall be required to provide McKesson with good funds in hand on each of the designated due dates specified in this Payment Terms section of this Agreement.

C.	If any of the above-specified due dates falls on a weekend day or holiday, payment is due and payable on the preceding business day.

D.	McKesson requires the use of EFT or ACH payment method. Cost of Goods will be increased by XX% if Customer for any reason does not pay via EFT or ACH.
E.
Any payments made after the due date indicated herein shall result in a XX percent (XX%) (or the maximum amount permissible under applicable law, if lower) increase in the purchase price of the Merchandise. A XX percent (XX%) service charge (or the maximum amount permissible under applicable law, if lower) will be imposed semi-monthly on all balances delinquent more than fifteen

(15) days.

F.
Customer agrees to render payment in full to McKesson on the applicable due date as specified in this Agreement without (i) making any deductions, short payments, or other accounts payable adjustments to such payment obligation; or (ii) seeking to condition such remittance on any demand for or receipt of proofs of delivery. Any accounts payable adjustments claimed by Customer shall require prior written authorization of McKesson and must be supported by accompanying detail documenting the basis for any such requested adjustments.

G.
This Agreement is conditioned upon Customer's maintaining a sound financial condition throughout the term hereof and to that end, Customer agrees to promptly substantiate in writing, at McKesson's request, the existence of such condition with financial statements and any other supporting information required by McKesson.

H.
Each company doing business with McKesson is required to negotiate its payment terms and credit line with McKesson individually, based upon such company's individual financial and risk characteristics. Nothing in this Agreement is intended to be, nor shall it be construed as, a binding obligation or continuing commitment by McKesson to extend credit or payment terms options and all such terms and conditions shall be subject to the review and approval of McKesson's Financial Services Department.

I.
McKesson reserves the right, in its sole discretion, to change a payment term (including imposing the requirement of cash payment upon delivery) or limit total credit, if (i) McKesson concludes there has been a material change in the Customer's financial condition or an unsatisfactory payment performance; or (ii) Customer ceases to meet McKesson's credit requirements or McKesson determines that the Customer is likely to cease meeting such requirements. Upon the occurrence of any of the above-specified events and with one day’s written notice, McKesson further shall be entitled to suspend or discontinue the shipment of any additional orders to Customer's Pharmacies.

5.	COST OF GOODS

A.
In consideration for the cost of goods pricing (“Cost of Goods”) specified herein, Customer expressly commits to purchase a minimum of $XX (net of returns, allowances, rebates and all credits and adjustments issued and exclusive of drop shipped purchases) per Contract Year in Direct Store Pharmacy Delivery ("D.S.D.") volume of Merchandise from McKesson during the term of this Agreement ("Volume Purchase Commitment"). If at any time after the first two (2) months of this Agreement Customer has not achieved the appropriate pro rata purchase volume, measured monthly, based on its Volume Purchase Commitment, McKesson, in addition to the other rights and remedies available to it hereunder, reserves the right in its sole discretion to redetermine the Cost of Goods pricing specified below.

B.
Subject to the terms and conditions of this Section, the Cost of Goods for Merchandise delivered to Customer shall be Cost plus the applicable markup as specified below. Except in the case of contract items as discussed below, "Cost" for the purposes of this Agreement shall mean the manufacturer's published acquisition cost (exclusive of cash discounts) on the date of McKesson's invoice to Customer, adjusted for selected bonus goods, manufacturers' off-invoice allowances, and manufacturers' deal prices to be made available to Customer in accordance with McKesson's established policies. For purchases of Merchandise with respect to which Customer has entered into a vendor contract with a manufacturer ("Contract Products") loaded with McKesson, "Cost" shall mean the "bid price" of the product as set forth in the vendor contract.

C.
The Cost of Goods hereunder shall be in accordance with the pricing provisions set forth below. Customer hereby agrees to maintain a minimum chain-wide monthly average volume of $XX in D.S.D. prescription drug and OTC product purchases (net of returns, allowances, rebates and all credits and adjustments issued and exclusive of drop shipped purchases) per Store from McKesson throughout the term of this Agreement ("Monthly Volume Commitment"). Customer shall at the time of implementation of service under this Agreement be charged Cost minus XX% on Rx product purchases and Cost plus XX% on OTC product purchases. The Customer's Cost of Goods thereafter shall be subject to quarterly review by McKesson and will be adjusted no later than ten (10) days following the close of the quarter, if and to the extent necessary, to reflect the Customer's then current chain-wide monthly average purchase volume.

Chainwide Monthly Average Volume (net of returns, allowances, rebates and all credits and adjustments issued and Cost Plus Markup (Based on 7 - day Payment Terms per Section 4.A)

Rx	OTC
XX	XX
XX	XX
XX	XX
XX	XX
XX	XX

exclusive of drop shipped purchases)
From XX

Contract Products	Cost Plus XX%

Drop Shipped Products	Cost Plus XX%

Specially Priced Merchandise. The purchase price for selected Merchandise, including but not limited to multi-source generic pharmaceuticals, repackaged pharmaceuticals, private label products, HBC/OTC products, medical surgical supplies, home health care/durable medical equipment, certain antibiotics, Merchandise acquired by McKesson from vendors not offering customary cash discounts or other terms, and other specialty; slow moving; non-pharmaceutical; and/or net-billed Merchandise will not be based upon the cost-plus pricing described in the Cost of Goods pricing schedule above, but will instead be billed in accordance with the terms and conditions established by McKesson (including applicable markup) for such Merchandise. Merchandise described in this paragraph is sometimes referred to as "Specially Priced Merchandise."

D.
The above-specified Cost of Goods pricing is based on and contingent upon Customer's continued compliance with its commitment herein to maintain the following minimum purchase (net of returns, allowances, rebates and all credits and adjustments issued and exclusive of drop shipped purchases) percentage ratios throughout the term of this Agreement:

1. Rx purchases to total purchases of Merchandise of XX% ("Rx Purchase Percentage Commitment"), and
2. McKesson OneStop Generics purchases to total Rx purchases of XX% ("McKesson OneStop Generics Purchase Percentage Commitment").

If Customer fails during any three-month period of this Agreement to achieve either its Rx Purchase Percentage Commitment or McKesson OneStop Generics Purchase Percentage Commitment, McKesson, in its sole discretion, reserves the right upon such occurrence to forthwith reprice the Rx/OTC Cost of Goods set forth in Section 5.C.

E.
The above-specified Cost of Goods pricing schedule (including contract product pricing) is subject to adjustment with respect to the products of any manufacturer that offers a cash discount that is below the industry standard cash discount to McKesson during the term hereof.

F.
It is further understood and agreed by the parties that if Customer fails to maintain a minimum chain-wide average volume of $XX in D.S.D. prescription drug and OTC product purchases (net of returns, allowances, rebates and all credits and adjustments issued and exclusive of drop shipped purchases) per Store per month from McKesson during any consecutive three (3) months of this Agreement
(excluding the first three (3) month period of this Agreement), such failure shall constitute a default under this Agreement by Customer.

G.
For the avoidance of doubt, nothing herein will entitle Customer to receive or share in any fees, discounts, rebates or other consideration received by McKesson from a vendor or its affiliates for any services rendered by McKesson or any other action or forbearance by McKesson, including without limitation any fees, discounts, rebates or other consideration received by McKesson pursuant to a core distribution agreement, inventory management agreement or any other similar agreement with the vendor or its affiliates.

6.	RETURNED GOODS

Subject to any separate policy and/or terms and conditions for returned goods adopted by McKesson for purposes of complying with any applicable law, rule or regulation of any state (including without limitation the State of Florida), McKesson will process returned goods for items purchased by Customer from McKesson, in accordance with McKesson's Returned Goods Policy (which is subject to change by McKesson, effective upon thirty
(30) days' prior notice to Customer), as follows:

1)	Definitions

a)	Saleable Merchandise

• Merchandise is determined saleable by McKesson based upon the ability to resell the item without special handling, refurbishing or other expense; or

• Saleable Merchandise must have dating of current month plus XX months remaining until expiration. Exceptions to this dating policy are:

i)	Refrigerated and other temperature-controlled Merchandise; or

ii)	Merchandise deemed permanently short-dated by McKesson and manufacturers/suppliers.

In the above-specified instance as set forth in Section 1(a)(ii), Customer shall be permitted to return the Merchandise with current month plus three
(3) months remaining until expiration.

b)	Unsaleable Merchandise
• Merchandise with less than current month plus XX months remaining until expiration (except as otherwise provided in Section 1(a));
• Torn or damaged packaging;
• Labels attached (prescription or price sticker);
• Soiled, stained or worn;
• Safety or security seals not intact; or
• Merchandise requiring special handling (i.e. biological or other temperature-controlled products) that does not include Customer's signature to assure that the Merchandise has been stored and protected under proper conditions specified by the manufacturer/supplier.

McKesson reserves the right to determine whether Merchandise is saleable or unsaleable upon inspection of the returned item.

c)	Florida Pedigree Product

All returns of prescription drug (“Rx”) Merchandise that meet the conditions set forth in Section 2(e) below will be deemed returnable.

2)	Merchandise Authorized For Return to McKesson

a)	Saleable and Unsaleable Merchandise that was purchased from McKesson unless otherwise blocked for return (determined by manufacturer/supplier or McKesson);

b)	Unsaleable Merchandise purchased from McKesson which can be returned by McKesson to the manufacturer/supplier according to their policy;

c)	McKesson Private Label Merchandise (Valu-Rite®, Health Mart®, SunmarkTM, etc.); and

d)
Manufacturer/supplier recall or market withdrawal in original manufacturer containers. Authorized returns of partials require the Customer to include pill counts, NDC and lot number for any Merchandise not returned in its original manufacturer container.

e)	Florida customers may only return Rx Merchandise that meets all of the following conditions:

i.	Rx Merchandise that was ordered by mistake; misshipped by McKesson or received damaged;

ii.	Customer must provide a valid invoice number when requesting the return;
iii.	Requests for Return Authorization (“RA”) for Rx Merchandise must be made within XX days of original invoice date;

iv. Rx Merchandise returned to McKesson must contain the identical lot number and quantity provided on the RA;
v. Rx Merchandise returned to McKesson must be received within XX days of the date of the request for the RA; and

vi.
Customer must sign the oath statement on the RA that each specific unit of Rx Merchandise being returned was purchased on the invoice referenced and was stored properly while in the Customer’s custody and control.

If the conditions set forth in Section 2(e) i-vi are not fully met, McKesson will deem the Merchandise as unsaleable and apply the credit issued and pricing conditions set forth below for unsaleable Merchandise.

Customer must provide signed verification certifying that proper conditions for storage, handling and shipping have been maintained for all Merchandise returned to McKesson.

Excluded Merchandise:

•	Merchandise not purchased from McKesson;
•	Merchandise not physically carried by McKesson;
•	Merchandise not eligible for return to the manufacturer/supplier or deemed collectible by McKesson;
•	Saleable Merchandise returned that does not meet proper storage conditions;
•	Unsaleable returns of Customer’s private label Merchandise;
•	Merchandise not in its original container;
•	Overbagged or "robot-ready" Merchandise;
•	Merchandise requiring refrigeration except for Merchandise shipped by McKesson in error or received damaged;
•	Repackaged Merchandise that has less than XX months dating or is defined as Unsaleable Merchandise;
•	ScanPakTM Unit Dose and ScanPakTM Multi Dose Merchandise that have less than XX months dating or are defined as Unsaleable Merchandise;

•	Merchandise discontinued by manufacturer/supplier and no longer stocked by McKesson;
•	Partial bottles, liquids and other containers except for recalls of Merchandise other than Controlled Substances;
•	Schedule II Controlled Substances will be evaluated on individual return requests;
•	Merchandise damaged or defaced at the Pharmacy location or on the shelf; or
•
For Florida accounts, any Rx Merchandise not meeting the stated policy and required processes in Section 2(e) above will be considered unsaleable and subject to the credit issued and pricing conditions applicable to unsaleable items as specified below.

3) Credit Issued

McKesson will provide the following credit based on the pricing rules outlined below in Section 5 as calculated from invoice date to credit request date:

Saleable*	0 - 30 days XX 31+ (or no invoice provided)XX

Received Damaged 0 - 15 days XX or Short-dated 16+ (or no invoice provided) XX

Recall**	XX, if and to the extent McKesson
recovers an equal percent from the
manufacturer/supplier.
Unsaleable**	XX, if and to the extent McKesson recovers an equal percent from the manufacturer/supplier.
Florida Saleable Returns	XX, if all conditions in Section 2(e) above are met.

*All saleable Home Healthcare Hub Merchandise is eligible for a maximum XX credit value based on pricing rules outlined below in Section 5.

**Notwithstanding anything in this Agreement to the contrary, with regard to unsaleable products, recalls, market withdrawals and any other manufacturer/supplier initiated returns (collectively, "Unsaleable and Recalled Products"), in the event a pharmaceutical manufacturer/supplier fails for any reason to pay McKesson for the cost of or any amounts due with respect to any Unsaleable or Recalled Products returned to McKesson by the Customer or the Customer's agent, the Customer agrees that the Customer will be responsible for the collection of any unpaid monies due from the manufacturer/supplier, and shall fully reimburse McKesson for any credits or other forms of advance, including deductions, that have already been paid to or received by the Customer for such Unsaleable or Recalled Products.

4)	Customer Eligibility McKesson reserves the right to designate if the Merchandise returned by Customer is eligible for return, and to determine the appropriate percentage of credit to be provided.

5)	Pricing on Returned Goods

McKesson will use the invoice price when Customer provides a valid invoice number.

If no invoice number is provided, the following pricing rules will apply:

•	Customer will be credited the contract price for Merchandise which is a Contract Product on the date that return authorization is created.
•	Customer will be credited a weighted average price based on the Customer's past twelve (12) month purchase history for Non-Contract Rx/OTC Merchandise.
•	Customer will be credited the lowest price paid by the Customer over the past twelve (12) months for Non-Contract Generics Merchandise.
•
Customer will be credited the manufacturer's/supplier's published acquisition cost (exclusive of cash discounts) on the date of the of the return authorization for Non-Contract Merchandise purchased more than twelve (12) months prior to the date the return authorization is created.

Any handling charges will apply where appropriate to the determined price.

Final credit will be issued based upon the condition and timing of the returned goods to McKesson.

6)	Notification of Changes

McKesson reserves the right to change the above stated Returned Goods Policy at any time with 30 days' notification to Customer, including without limitation implementing modifications required to meet applicable federal and/or state laws and regulations, FDA and other regulatory guidelines, and any additional restrictions applicable to returned Merchandise.

7.	CUSTOMER SUPPORT

A.
A National Account Executive will be assigned to Customer's headquarters and will hold regular meetings and business reviews to identify business opportunities and address Customer's needs as reasonably required.

B.	The designated National Account Manager will become the first contact for headquarters when Customer requires assistance for issue resolution.

C.
National Account Customer service personnel will be available at the McKesson Premier Service Center from 8:00 a.m. Eastern Time to 6:00 p.m. Eastern Time Monday through Friday. Technical and emergency support is available 24 hours a day, seven (7) days a week.

D.	Customer will be provided the names and telephone numbers of its key contacts at McKesson as well as the names and telephone numbers of McKesson's designated support personnel.

8.	CONTRACT MANAGEMENT

A.
McKesson agrees to service all manufacturers' contracts negotiated by Customer, provided such manufacturers are approved suppliers of McKesson that have satisfied its indemnification, insurance, credit and other requirements and provides terms acceptable to McKesson, including without limitation pricing, payment terms and returned goods policies. Merchandise will be supplied at Customer's negotiated bid price plus McKesson's applicable markup as described above in the Cost of Goods section.

B.
Customer's eligibility for participation under a vendor contract must be authorized by the vendor and Customer's group purchasing organization, if applicable, before the contract is loaded by McKesson for Customer. Customer shall be liable for unpaid chargebacks resulting from eligibility issues.

C.
In the event a vendor (i) makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, or if a receiver of trustee is appointed with respect to a substantial part of the vendor's property or a proceeding is commenced against it which will substantially impair its ability to pay on chargebacks or (ii) otherwise defaults in the payment of chargebacks to McKesson, Customer shall be invoiced and become liable for the unpaid chargebacks allocable to its purchases from such vendor.

9.	GENERIC PHARMACEUTICALS

Customer agrees to fully participate in McKesson's OneStop Generics Program through its auto-substitution feature and to thereby designate this program as Customer's primary source of generic pharmaceuticals. A quarterly rebate shall be paid to Customer in accordance with the following schedule based on such participation:

Quarterly McKesson OneStop Generics Purchases as a Percentage of Total Rx Purchases (All Purchases net of returns, allowances, rebates Quarterly Rebate % on Net and all credits and adjustments issued McKesson OneStop Generics Purchases and exclusive of drop shipped purchases) (Rebate amounts are not cumulative)
XX

XX

*Notwithstanding anything in the foregoing, in order to qualify for the highest rebate percentage on the above-specified McKesson OneStop Generics rebate schedule (XX%), Customer must attain the specified minimum McKesson OneStop Generics to Rx Product purchases ratio of XX% and must also purchase annualized McKesson OneStop Generics volume of $XX. If Customer fails to meet the above-specified $XX purchase volume threshold, the XX rebate percentage tier shall not apply. For example, if the McKesson OneStop Generics to Rx Product purchases ratio is XX% but the annualized quarterly volume is $XX, Customer would qualify for a XX% rebate.

10.	SYSTEM SERVICES AND EQUIPMENT

The following systems and services will be made available to Customer by McKesson if and to the extent that such systems and services are being made generally available to other customers of McKesson, it being understood, however, that McKesson shall have the right to eliminate or replace any of the following systems and services, provided that McKesson eliminates such service or system for McKesson customers generally:

A.
Telxon electronic order entry equipment, including the wand (the “Telxon”) at no charge upon such Store’s request. The Telxon remains the property of McKesson at all times. Within 30 days of the closing of any Store, closing of a Store account, or the replacement of any non-functioning Telxon with a new Telxon, Customer agrees to return each Telxon or Telxons supplied to the Customer. If the Customer fails to return any Telxon to McKesson as specified above, Customer agrees to pay to McKesson the amount of XX for each Telxon not returned. Additionally, if the Customer returns any Telxon to McKesson without the wand, a charge of XX will apply. McKesson will provide, upon request, an inventory of Telxons supplied to the Customer, including each Telxon’s serial number and the Store to which the Telxon was supplied.

B.
Access to Supply Management Online ("SMO") for each Customer Store, each location where Customer has a web link access, and for Customer's Headquarters, at no charge. SMO is an advanced Internet application allowing on-line, real-time access to customer information and services, including purchase histories, accounts payable information, and ordering capability.

C.	Item price stickers, at no charge, with Customer custom pricing, where required, and other features such as:

1) Department number
2) Invoice cost
3) Month and year ordered
4) Store name
5) AWP or retail pricing

(Note:	Each feature is available for both Rx and OTC.)

D.	Bar-coded shelf labels, at no charge.

E.	Consolidated Quarterly Purchase Reports for all Customer Store purchases, at no charge, via SMO.

F.	Monthly report of controlled substances purchased from McKesson for each Store, at no charge, via SMO.

G.	A complete catalog of items stocked by McKesson's Distribution Centers, at no charge, via SMO.

H.	Electronic price update information will be provided weekly, at no charge.

11.	VALUE-ADDED PROGRAMS

A.	McKesson New Store Dating

Subject to the terms and conditions of this Section 11.A., the opening order will be defined as the initial order placed by a new Store. The amount of the initial order, which in no event shall exceed an estimated amount of XX days’ purchases from McKesson for such new Store, is to be paid in XX consecutive, equal monthly installments with payment beginning the first month after the account is opened. This dating will be extended to a maximum of XX new Stores each Contract Year and will be limited to $XX per new Store. Notwithstanding anything in the foregoing, Customer will not be considered for new Store dating if any amount due to McKesson has been past due in the previous 30 days. The above-specified dating is subject to the review and approval of McKesson’s Financial Services Department. For the purposes of this Section, the term “new Store” shall not include (i) any existing pharmacy of Customer that changes its address; or (ii) any pharmacy acquired through acquisition, merger, partnership or other combination that is already serviced by McKesson.

B.
To assist Customer in managing the relatively small volume of items that may become unsaleable while at the Customer, McKesson shall offer the following programs to Customer for the management of Customer’s unsaleable Rx products. Customer may utilize either option as described in Section 11.B or Section 11.C. herein.

i.	Once each quarter, the Customer will process a return to Carolina Logistic Services for eligible, unsaleable Rx products.

ii.	OTC items are not eligible for this program.

iii.
Customer will not return any expired, unsaleable Rx products directly to its McKesson Distribution Center or McKesson’s Redistribution Center. Customer will deliver eligible Rx returns directly to Carolina Logistic Services and be responsible for shipping fees associated with returns.

    iv. McKesson pays processing fees and costs associated with unsaleable return supplies, for example, shipping labels, etc.

    v. All product received by Carolina Logistic Services will be treated as unsaleable regardless of expiration dates or condition of the product. No items will be returned to Customer.

vi.	McKesson shall pay all processing fees and costs to dispose product according to the manufacturer’s policy, including any fees from Carolina Logistic Services.

vii.
Carolina Logistic Services will scan all products sent to it by Customer and will determine if the products are returnable per the manufacturer’s policy. Carolina Logistic Services will provide summary and detail reports for all products received by Carolina Logistic Services from Customer.

viii.	McKesson will process credits for returnable product per manufacturer's policy within thirty (30) days of the Carolina Logistic Services debit memo or invoice date.
ix.
Credit is issued at the lower of XX McKesson’s current Wholesaler Acquisition Cost (“WAC”) or XX of contract price for Rx unsaleable returns that meet manufacturer return policy, unless that manufacturer is identified as a “No Credit Vendor”, found to be in a debit balance with McKesson, or fails to reimburse McKesson for such claims at which time McKesson will not pursue credit for those claims and will not issue credit to Customer. WAC will be updated at least monthly.

x.
McKesson will issue a single credit for all returns to an established Customer’s corporate account, with back up documentation outlining how much credit is applied to the Customer’s account including non returnable items that are processed.

xi.	For items that have a return value of zero, Carolina Logistic Services will destroy these items at no cost to Customer.

C.
To assist Customer in managing the relatively small volume of items that may become unsaleable while at the Customer, McKesson shall offer the following program to Customer for the management of Customer’s unsaleable Rx products. Customer may utilize either option as described in Section 11.B or Section 11.C herein:

i.
McKesson agrees to assist in facilitating the amount of credits obtained from “indirect” vendors for goods returned by Customer through Carolina Logistic Services, or whichever other entity is designated the selected returns processor for Customer (the Processor). Indirect vendors are those vendors with which Customer does not have a direct purchasing relationship and for which a majority of the purchase volume is from McKesson.

ii.
Customer will provide McKesson access to information provided by the Processor that includes vendor and store summary and detail; summary and detailed debit memos; product disposition/shipment tracking information; and other information required to collect from the vendors. If a change in Processors is made, or the processing operations are adjusted for the customer, McKesson should be notified at least sixty (60) days in advance of the change and of the specific effective date of the change.

iii.
McKesson will receive debit memos from the Processors via disk, electronic transmission, or a combination of the two. McKesson will provide the Processor with the file format for the transmission of the data. Customer will have the Processor provide to McKesson the shipping data for the return debit memos in order to facilitate collection of the credits related to the return.

iv.
McKesson will process debit memos on behalf of Customer and contact the appropriate vendors for follow-up credit. If, and when, a vendor is identified as a “No Credit Vendor,” or a vendor is found to be in a debit balance with McKesson, McKesson will not pursue credit for those returns debit memos. McKesson will report the status to Customer and ask that future return debit memos exclude the reported vendors.

v.
The basis for vendor collections will be mutually agreed upon by McKesson and Customer with the understanding that both companies shall strive for maximum recovery on returns. The basis of this valuation includes, but is not limited to, returnable value based on the Processor’s valuation, vendors that do not allow returns from third parties, and other issues that impact the accuracy of the valuation of the return debit memos generated for Customer to reflect expected return value.

vi.
Customer will notify McKesson as to the pricing methodology that will be used to value the product processed at the Processor’s location. The file will be reviewed periodically by both companies for accuracy.

vii.
McKesson agrees to pass through all credits collected from the vendor upon receipt of a final credit notification based on the documentation provided by the vendor within ten (10) days of posting the vendor credit memo in McKesson’s system. Any subsequent credits received from the vendor relating to such debit memo will be passed to Customer within ten

(10) days of posting into McKesson’s system. Credits will be issued less a XX administrative support fee. If any direct reimbursements are made to Customer from a vendor that relate to a return debit memo under this program, Customer will send the funds to McKesson within ten (10) days of receipt of the funds from the vendor.

viii.
Customer and McKesson will agree on those open deductions sixty (60) days subsequent to the date that the original file from the Processor was received. Customer may deduct at the returnable value as deemed by the Processor for those vendor debits that have no credits posted on Customer account. Any vendor credits received after this time will be credited to Customer’s RTV account at McKesson and the Customer’s amount previously deducted from McKesson will be repaid. Customer is required to repay any items applied to its account such as repayment of previous deductions within ten (10) business days of the credit being posted to the account. Documentation to audit a claim will be available upon request and supported by quarterly summary and detailed reporting.

ix.
Deductions can only be made if supported with a valid return debit memo from the authorized Customer Processor, a signed proof of delivery, or authorized destruction form, and any correspondence with the vendor supporting the return debit memo.

x.
All credits passed to Customer will reference the debit memo assigned by the Processor, unless such a reference is not made, at which time McKesson will pass the credit through to Customer referencing the credit memo number. Summary & detailed reporting related to the vendor credits will be sent to Customer quarterly.

xi.
Upon one hundred eighty (180) days after the debit memo date by the Processor, if no valid response is received from a vendor, McKesson will credit Customer the entire value of the debit memo deducted from the vendor. If after that time, the vendor provides sufficient evidence to review this “closed” debit memo, McKesson will facilitate discussions regarding the matter between Customer and the vendor. Customer and McKesson agree to address such matters in a timely, good faith manner if facts pertaining to the debit memo reasonably warrant such follow-up action. In the event that any amount is to be repaid to the vendor for such transaction, Customer will pay McKesson within ten (10) days of agreement that such sum is due and owing by Customer to McKesson, whereupon McKesson will repay the vendor within ten (10) days of the receipt of Customer’s payment. Additionally, Customer agrees to respond within thirty (30) days of receipt of any production of relevant documentation by McKesson.

xii.
McKesson will expect a vendor to credit Customer under the vendor’s published return goods policies. McKesson expects the Processor to evaluate return product from Customer using the vendor published return goods policies. McKesson will be notified by Customer to any exceptions to this practice. Reviews will be performed quarterly, or at such intervals as otherwise determined by McKesson and Customer, to identify any exceptions to the published return goods policies being used to evaluate Customer’s product. Customer will provide the signed agreement with the authorized agent of the vendor noting the exception to the published policy.

xiii.
Vendor published returned goods policies and shipping data will be used to determine the estimated returnable value due for each debit memo. Signed and/or documented agreements between Customer and vendor will supersede vendor standard returned goods policies.

xiv.
McKesson hereby assumes no liability or responsibility of the actual collection or timely payment of any sums contemplated by Customer from the vendor based on this returned goods collection process. Customer will not make any unauthorized deductions from McKesson for such returns.

12.	TERMINATION

A.
Failure by Customer to make any payment when due in accordance with the terms of this Agreement shall constitute a default. Any other material breach of this Agreement by either party shall constitute a default if not cured within thirty (30) days after written notice of such breach is given by the non-breaching party. Upon default by either party, the other party may terminate this Agreement on five (5) days' written notice.

B.	Either party may terminate this Agreement without cause upon ninety (90) days' written notice to the other party.

C.	Either party may, on ten (10) days written notice, terminate this Agreement:

1)	If the other party shall file any petition under any bankruptcy, reorganization, insolvency or moratorium laws, or any other law or laws for the relief of or in relation to the relief of debtors; or

2)
If there shall be filed against the other party any involuntary petition under any bankruptcy statute or a receiver or trustee shall be appointed to take possession of all or substantial part of the assets of the party which has not been dismissed or terminated within sixty (60) days of the date of such filing or appointment; or

3)	If the other party shall make a general assignment for the benefit of creditors or shall become unable or admit in writing its inability to meet its obligations as they mature; or

4)	If the other party shall institute any proceedings for liquidation or the winding up of its business other than for purposes of reorganization, consolidation or merger; or

5)	If the other party's financial condition shall become such as to endanger completion of its performance in accordance with the terms and conditions of this Agreement.

D.
McKesson may, at its own discretion, terminate this Agreement on ten (10) days written notice to Customer upon or at any time following the sale or transfer of the stock or assets of Customer or a controlling interest therein, the occurrence of a merger involving Customer or a change in the effective control of the management of Customer.

E.
Upon termination of this Agreement, expiration of this Agreement or discontinuation by Customer of purchase of any such Additional Products hereunder, which discontinuation shall be deemed to have occurred if Customer fails to purchase such Additional Products for a period of at least thirty (30) days, Customer shall be obligated to purchase from McKesson all Additional Products purchased by McKesson exclusively for Customer as of the date of such termination, expiration or discontinuation of purchase pursuant to a request from Customer in accordance with Section 1.B above; provided that McKesson cannot return such Additional Products for a full refund. Customer shall pay the original invoice price charged McKesson by the manufacturer of such Additional Products. Any such Additional Products will be salable, undamaged, have at least six months dating (with the exception of private labeled items), and will be delivered in a single shipment, unless otherwise agreed between the parties, to a destination mutually agreed upon by Customer and McKesson.

F.	In the event of a termination hereunder the following continuing obligations, liabilities and rights shall survive termination and remain in full force and effect:

1)	Liability for accounts receivable balances or any other payment due hereunder to the other party at the date of or upon the occurrence of such termination;

2)	Obligations imposed on each party under the Proprietary and Confidentiality Information section set forth below; and

3)	Such rights as either party may enjoy in law or in equity.

13.	PROPRIETARY AND CONFIDENTIAL INFORMATION

A.
Any and all accounts, records, books, files, and lists regarding any transaction provided for or contemplated hereunder, shall be confidential and proprietary to the party creating or generating such information. This Agreement, and the terms and conditions hereof, are confidential. The parties expressly agree to maintain such terms and conditions in confidence, and shall take every precaution to disclose the contents of this Agreement only to those employees of each of the parties who have a reasonable need to know such information.

B.
Customer and McKesson each acknowledge that, in connection with their respective businesses, they have developed certain operating manuals, symbols, trademarks, trade names, service marks, trade secrets, customer lists, procedures, formulas, and other patented, copyrighted, or legally protected materials which are confidential and/or proprietary to each of them.

C.
Neither party may disclose the terms of this Agreement during the term hereof and for an additional period of thirty-six (36) months following the effective date of expiration or other termination of this Agreement. Furthermore, except upon the prior written consent of the other party, neither party may divulge, disclose, communicate, or use any of the other party's confidential or proprietary information generally described in Subsection A and B above, in any manner or for any purpose, including, without limitation, use in advertising or for promotional materials. A party hereto may refuse consent to the use of its confidential or proprietary information for any or no reason. In the event that any such confidential or proprietary information is used during the course of this Agreement it shall retain its confidential and proprietary nature and shall be returned immediately to its owner or destroyed upon termination of this Agreement. Notwithstanding anything herein to the contrary, nothing in this subsection shall require either party to maintain in confidence any information, materials, or data which is in the public domain, enters the public domain through no fault of such party, was in possession of the party prior to being furnished to it by the other, was supplied to the party by a third party or parties lawfully in possession thereof, or which the party is required to divulge pursuant to process of any judicial or governmental body of competent jurisdiction, provided that notice of receipt of such process is given to the other.

14. ALTERNATE SERVICE

If service from any McKesson distribution center to any Customer Store(s) is interrupted or delayed because of strike, lockout, labor dispute, fire or other casualty, or any other reasons beyond the reasonable control of McKesson, McKesson will take such action as may be reasonably necessary, without additional cost or expense to Customer, to maintain service as mutually agreed upon to affected Stores from an alternate McKesson Distribution Center.

15. EXTERNAL EVENT

For purposes of this Section, “External Event” shall mean an event or series of events external to and beyond the control of McKesson that has or is likely to have a significant adverse impact on McKesson’s business or operations. By way of illustration and not of limitation, an External Event may include a material market fluctuation, governmental law, the actual or proposed enactment or promulgation of a regulation or administrative action, or a fundamental change in manufacturers’ pricing or distribution policies. In response to an External Event, McKesson may, at its option, request in writing (a “Request”) that the pricing and/or other terms of this Agreement be renegotiated so as to equitably reflect the effect of the External Event. The Request shall identify the External Event and set forth the general nature and scope of the adjustment requested. As soon as practicable after receipt of such request by Customer, the parties shall meet and begin good faith negotiations. If, at the end of sixty (60) days following receipt of a Request by Customer, the parties have been unable to agree on satisfactory pricing or other terms, McKesson shall have the right to terminate this Agreement, upon five (5) days’ prior written notice to Customer.

In the event that Customer considers the reason(s) for termination to be inadequate under this provision or refuses to renegotiate the Agreement, each party agrees that prior to filing any lawsuit or other legal action against the other party regarding such issue or dispute arising out of or otherwise relating to this External Event provision, the parties shall participate in an expedited, non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”). A party shall initiate such mediation by submitting a Request For Mediation ("Mediation Request") to the AAA and the other party by hand delivery and/or facsimile. Within 10 days thereafter, the parties shall agree upon a single mediator to conduct the mediation or, if they are unable to agree, request the AAA to make the appointment. The mediation shall be conducted in San Francisco, California and, absent a written waiver executed by both parties, shall be completed within thirty-five (35) days after either party first submits a Mediation Request. All mediation fees payable to the AAA shall be shared equally between the parties.

16. NOTICES

All notices pertaining to this Agreement shall be delivered in person, sent by certified mail, delivered by air courier, or transmitted by facsimile and confirmed in writing (sent by air courier or certified mail) to a party at the address or facsimile number shown in this Section, or such other address or facsimile number as a party may notify the other party from time to time. Notices delivered in person, and notices dispatched by facsimile prior to 4:00 p.m. and confirmed, shall be deemed to be received on the day sent. All other facsimiles and notices shall be deemed to have been received on the business day following receipt; provided, however, if such day falls on a weekend or legal holiday, receipt shall be deemed to occur on the next business day. Notices may also be transmitted electronically between the parties, provided that proper arrangements are made in advance to facilitate such communications and provide for their security and verification.

If to McKesson:

MCKESSON CORPORATION
One Post Street
San Francisco, CA 94104

Attention: Jack Fragie
Executive Vice President, Retail National Accounts
Fax: 415-983-7570

If to Customer:

FAMILYMEDS GROUP, INC.
312 Farmington Avenue
Farmington, CT 06032

Attention:  Ed Mercadante
President and CEO
Fax: 860-679-9337

17.	MISCELLANEOUS

A.
This Agreement embodies the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements, understandings and representations with the exception of any promissory note, security agreement or other credit or financial related document(s) executed by Customer or between Customer and McKesson. This Agreement may not be modified, supplemented or extended except by a writing signed by both parties.

B.	This Agreement supersedes any and all prior McKesson agreements and discount plans in which any Customer Pharmacy may currently be participating.

C.
Except as provided above in the Alternate Service section, neither party shall have any obligation hereunder for failure or delay of performance due to fire, shortage of materials or transportation, government acts, acts of terrorism or any other cause beyond its control.

D.
Neither party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other party, and any such attempted assignment shall be without effect. This Agreement shall inure to and be binding upon the successors and permitted assignees of both parties. In the case of a successor or permitted assignee of Customer, this Supply Agreement shall apply to all of the Pharmacies of the successor or permitted assignee.

E.
This Agreement shall be construed in accordance with the laws of the State of California without regard to the provisions of Section 1654 of the California Civil Code or the rules regarding conflict of laws.

F.
If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement. The parties agree to replace any such invalid provision with a new provision which has the most nearly similar permissible economic effect.

G.
The failure of either party to enforce at any time or for any period of time any one or more of the provisions thereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

H.
If any federal, state, or local tax currently or in the future is levied upon McKesson in a jurisdiction where either McKesson or Customer does business and such tax relates or applies to the Merchandise or any transactions covered by this Agreement (excluding taxes imposed on McKesson's net income), the Cost of Goods to those Customer Pharmacies involved will be increased a corresponding percentage amount.

I.
Customer represents and warrants that the above conditions, including prices, rebates, terms and delivery, have been made available to its Pharmacies by wholesale drug competitors of McKesson in the areas covered by this Agreement.

J.	Participation hereunder by any of Customer's Pharmacies may be terminated by McKesson if such Pharmacy fails to comply with the terms and conditions of this Agreement.

K.
In the event that either (a) the “U.S. Regular Gasoline Retail Prices (Cents per Gallon)”, as reported by the Department of Energy in “This Week in Petroleum” (the “Index Price”), is greater than or equal to One Dollar Fifty Cents ($1.50) or (b) McKesson is assessed a fuel surcharge or other increase related to increased cost of fuel by its couriers, McKesson shall have the right to charge a delivery surcharge of One Dollar ($1.00) (the “Fuel Surcharge”) for all deliveries made to Customer. Subject to the notice provision below, the Fuel Surcharge will be assessed on all deliveries following the date on which the Index Price is greater than or equal to $1.50, until such time as the Index Price falls beneath $1.50. The Fuel Surcharge shall be assessed for each delivery stop made by a vehicle, even if such stops are within the same Pharmacy or occur in the same Pharmacy but at multiple times on the same day or otherwise. In the event that McKesson imposes a Fuel Surcharge or removes the same pursuant to this Section 17.K, such action will be effective upon five (5) days’ written notice to Customer.

L.
If and to the extent any product discounts, rebates or other purchasing incentives are earned by or granted to Customer and paid by McKesson under this Agreement, then applicable provisions of the Medicare/Medicaid and state health care fraud and abuse/antikickback laws and regulations (collectively, "fraud and abuse laws") may require disclosure of the applicable price reduction on Customer's claims or cost reports for reimbursement from governmental or other third party health care programs or provider plans. Customer agrees to comply with all applicable provisions of the fraud and abuse laws and to defend, indemnify and hold McKesson harmless for any failure on its part to do so.

M.
Any rebate, volume incentive or other similar payment based on Customer's purchase volume (collectively, "Rebates") are offered to Customer as an incentive for both volume purchases and prompt payment. Accordingly, notwithstanding anything to the contrary in this Agreement, in the event that Customer on the payment date for any such Rebate ("Rebate Payment Date") is not current with respect to Customer's payments due and owing to McKesson pursuant to this Agreement as of the Rebate Payment Date McKesson shall have no obligation hereunder to pay any such Rebate either on the Rebate Payment Date or at any time thereafter. Any Rebate that falls within the scope of the preceding sentence shall be deemed forfeited; provided however, such forfeiture shall in no way be considered a penalty.

N.
Participation hereunder by any of Customer's Pharmacies in McKesson's Preferred Provider Network may be terminated by McKesson if such Pharmacy fails to comply with the terms and conditions of this Agreement or the M.P.P.N. Agreement.

O.
McKesson shall be entitled at all times to set off any amount owing at any time from Customer to McKesson against any amount payable at any time by McKesson to Customer whether arising under this Agreement or otherwise. For purposes of this Section, Customer and McKesson in each case shall include its subsidiaries and affiliates.

P.
If McKesson determines that, as the result of the introduction of or any change in or in the interpretation of any law, rule, regulation or industry standard or guideline, or McKesson’s compliance therewith, there shall be any increase in the cost to McKesson, or any capital expenditures made by McKesson, with respect to its pharmaceutical distribution business, Customer shall pay to McKesson, upon request, one or more fees in order to compensate McKesson for such increased cost or capital expenditures.

Q.
Customer agrees to fully comply with all federal, state and local laws and regulations relating to its obligations under this Agreement or otherwise applicable to the purchase, handling, sale or distribution of the Merchandise and further agrees to defend, indemnify and hold McKesson harmless from any and all liability arising out of or due to Customer's nonadherence with such legal or regulatory requirements.

R.
In no event shall McKesson be liable to Customer or any other entity for any special, consequential, incidental or indirect damages, however caused, on any theory of liability and whether or not McKesson has been advised of the possibility of such damages.

S.
For all purposes, Customer and McKesson shall remain independent contractors. Accordingly, this Agreement does not constitute a partnership or other joint venture between the parties and neither party shall be deemed to be an agent or representative of the other.

T.
Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the other of such provision or the remaining provisions of this Agreement.

U.	All rights and remedies of the parties in connection with this Agreement are cumulative and not exclusive.

V.	The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

W.
This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year written below and the persons signing warrant that they are duly authorized to sign for and on behalf of the respective parties. This Agreement shall be deemed accepted by McKesson only upon execution by a duly authorized representative of McKesson.

MCKESSON CORPORATION

By:_________________________________

Name: Paul C. Julian________________

Title:Executive Vice President, Group President

Date: _______________________________

FAMILYMEDS GROUP, INC.

By:________________________________

Name:__Ed Mercadante_______________

Title:_President and CEO______________

Date:_______________________________